CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 64 to Registration Statement No. 333-57548 on Form N-1A of our reports dated September 8, 2017, relating to the financial statements of B.C. Capital Investors, L.P. as of and for the years ended December 31, 2016 and December 31, 2015, respectively, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
October 6, 2017